EX-10.8.1

3131 ELLIOTT AVENUE

OFFICE LEASE

THIS LEASE, made the 29th day of June, 2010 (the “Effective Date”), by and between SELIG HOLDINGS COMPANY, a Washington limited liability company, whose address is 1000 Second Avenue, Suite 1800, Seattle, Washington, 98104-1046, hereinafter referred to as “Lessor” and EMERITUS CORPORATION, a Washington corporation, hereinafter referred to as “Lessee”.

IN CONSIDERATION of the mutual covenants contained herein, the parties agree as follows:

1. DESCRIPTION.  Lessor in consideration of the agreements contained in this Lease, does hereby lease to Lessee, upon the terms and conditions hereinafter set forth, that certain space consisting of the approximately 76,690 rentable square feet* (hereinafter referred to as “Premises”) comprising the following rentable spaces: 7,969 on floor two (2), 2,849 on floor three (3), 12,697 on floor four (4), 26,789 on floor five (5) and 26,386 on floor six (6) of the 3131 Elliott Avenue Building (the “Building”) located at 3131 Elliott Avenue, City of Seattle, State of Washington 98121, the legal description of which is:

Lots 3 through 11, Block 166 Seattle Tideland:  together with that portion of lots 1 through 5, Block 2, William N. Bell’s seventh addition to the City of Seattle, which lies easterly of Block 166 of Seattle Tidelands.

Suite    500

Lessee is granted an exclusive license to use the decks adjacent to the Premises (the “Adjacent Decks”) at all times without additional charge except for normal pass-through of Lessee’s pro-rata share of Operating Expenses.

*Rentable square footage stated above is an estimate of the rentable square footage and is based on the Building Owners and Managers Association Standard Method for Measuring Area in Office Buildings (ANSI/BOMA Z65.1-1996).  If the actual rentable square footage is more or less than 76,690 square feet, this Lease shall be amended to reflect the correct square footage and the prorations and payments herein which are based on square footage measurements shall be appropriately adjusted retroactively and prospectively.

2. TERM.  The term of this Lease shall be for a period of 180 months, commencing the 1st day of October , 2010, and ending September 30, 2025 (the “Term”).

3. AFFECT ON PRIOR LEASE.  This Lease shall supersede and replace as of the Commencement Date that Elliott Avenue Office Lease dated April 29, 1996, as modified by that Addendum dated September 1, 1996 and those nine (9) amendments thereto dated September 1, 2005, November 30, 2005, July 5, 2006, September 11, 2006, March 30, 2007, April 23-24, 2007, September 15, 2008,  May 5, 2009 and September 8th, 2009 respectively (collectively the “Prior Lease”) by and between Lessor and Lessee.  The Prior Lease shall be deemed to expire as of the Commencement Date under this Lease.

4. RENT.  Lessee covenants and agrees to pay Lessor rent each month in advance on the first day of each calendar month.  Rent shall be computed at the annual base rental rate of $24 per rentable square foot for months 1-12, increasing by $.50 annually thereafter on the anniversary of lease commencement.  Notwithstanding the above, the annual base rental rate for Lessee’s 3rd floor conference area of 2,849 rentable square feet shall be at a rate that is 70% of the annual rental rate for Lessee’s office premises under this Lease..  Rent for any fractional calendar month, at the beginning or end of the term, shall be the pro rated portion of the rent computed on an annual basis.

5. USES.  Lessee agrees that Lessee will use and occupy said Premises for general offices and related purposes and for no other purposes (the “Permitted Use”).

6. RULES AND REGULATIONS.  Lessee and their agents, employees, servants or those claiming under Lessee will at all times observe, perform and abide by all of the Rules and Regulations printed on this instrument, or which may be hereafter promulgated by Lessor, all of which it is covenanted and agreed by the parties hereto shall be and are hereby made a part of this Lease.

7. CARE AND SURRENDER OF PREMISES.  Lessee shall take good care of the Premises and shall promptly make all necessary repairs except those required herein to be made by Lessor.  At the expiration or sooner termination of this Lease, Lessee, without notice, will immediately and peacefully quit and surrender the Premises in good order, condition and repair (damage by reasonable wear and tear, the elements, water, fire and casualty excepted).  Lessee shall be responsible for removal of all personal property from the Premises, (excepting fixtures being that which is attached to the Premises, and property of the Lessor) including, but not limited to, the removal of Lessee’s communication cabling, telephone equipment and signage.  Lessee shall be responsible for repairing any damage to the Premises caused by such removal.  If Lessee fails to remove and restore the Premises at lease expiration, then Lessor shall have the right to remove said property and restore the Premises and Lessee shall be responsible for all costs associated therewith.  Lessee shall also be responsible for those costs incurred by Lessor for removing debris Lessee may discard in the process of preparing to vacate the Premises and for a final cleaning of the Premises, including, but not limited to, the cleaning, or replacement of carpets if damage is not caused by reasonable wear and tear, and removal and disposal of Lessee’s personal property remaining in the Premises.

8. ALTERATIONS.  Lessee shall not make any alterations or improvements in, or additions to said Premises without first obtaining the written consent of Lessor, whose consent shall not be unreasonably withheld, conditioned or delayed.  All such alterations, additions and improvements shall be at the sole cost and expense of Lessee and shall become the property of Lessor at the end of the Lease Term and shall remain in and be surrendered with the Premises as a part thereof at the termination of this Lease, without disturbance, molestation or injury.

9. RESTRICTIONS.  Except for the Permitted Use, Lessee will not use or permit to be used in said Premises anything that will increase the rate of insurance on said Building or any part thereof, nor anything that may be dangerous to life or limb; nor in any manner deface or injure said Building or any part thereof; nor overload any floor or part thereof; nor permit any objectionable noise or odor to escape or to be emitted from said Premises, or do anything or permit anything to be done upon said Premises in any way tending to create a nuisance or to disturb any other tenant or occupant of any part of said Building.  Lessee, at Lessee’s expense, will comply with all health, fire and police regulations respecting said Premises.  The Premises shall not be used for lodging or sleeping, and no animals (other than service dogs) or birds will be allowed in the Building.

10. WEIGHT RESTRICTIONS.  Safes, furniture or bulky articles may be moved in or out of said Premises only at such hours and in such manner as will least inconvenience other tenants, which hours and manner shall be at the discretion of Lessor.  No safe or other article of over 2,000 pounds shall be moved into said Premises without the consent of Lessor, whose consent shall not be unreasonably withheld, conditioned or delayed, and Lessor shall have the right to locate the position of any article of weight in said Premises if Lessor so desires.

11. SIGN RESTRICTION.  No sign, picture, advertisement or notice shall be displayed, inscribed, painted or affixed to any of the glass or woodwork of the Building without the prior approval of Lessor.  Such approval shall not be unreasonably withheld, conditioned or delayed.  Lessor agrees, at Lessor’s expense, to add Lessee to the building lobby directory and to include building standard signage indentifying Lessee in the elevator lobby on each floor of the Building occupied by Lessee.  Lessee shall have the exclusive right to install exclusive monument signage in front of the building, which signage may be lighted and visible to both the northbound and southbound traffic.  Except for directory signage, the installation and maintenance of all such added signage shall be Lessee’s expense.  Lessor agrees that the building shall be known as the “Emeritus Building” so long as Lessee remains a tenant therein.

12. LOCKS.  Except as provided herein, no additional locks shall be placed upon any doors of the Premises and keys will be furnished to each door lock.  At the termination of the Lease, Lessee shall surrender all keys to the Premises whether paid for or not.  Lessee shall be permitted to install locks on the doors serving the individual offices of Lessee’s executive officers and accounting managers without providing keys for such locks to Lessor, unless janitorial services are requested.

13. KEY.  Lessor, his janitor, engineer or other agents may retain a pass key to said Premises to enable him to examine the Premises from time to time with reference to any emergency or to the general maintenance of said Premises.

14. TELEPHONE SERVICE.  If Lessee desires telephonic or any other electric connection, Lessor will direct the electricians as to where and how the wires are to be introduced, and without such directions no boring or cutting for wires in installation thereof will be permitted.

15. SERVICES.  Lessor shall maintain the Premises, the Adjacent Decks, and the public and common areas of Building, such as lobbies, stairs, elevators, corridor and restrooms, in good order and first class condition in a first class manner comparable to other Class A office buildings in Seattle, except for damage resulting from the negligence or intentional misconduct of Lessee.

Lessor shall furnish Premises with electricity for lighting and operation of low power usage office machines and personal computers, heat, normal office air-conditioning, and elevator services, 24 hours per day, 7 days per week.  Supplemental air-conditioning units to meet any special air-conditioning requirements of Lessee, such as for computer centers, shall be installed at Lessee’s expense, and Lessor shall have the right to install separate meters to measure the electricity used and consumed by such supplemental air conditioning units.  Lessor shall also provide lighting replacement for Lessor furnished lighting, toilet room supplies, window washing with reasonable frequency, and janitor service to the Premises and the common areas of the Building, customary for Class A office buildings.

Lessor shall not be liable to Lessee for any loss or damage caused by or resulting from any variation, interruption or any failure of said services due to any cause whatsoever unless caused by Lessor’s negligence or willful misconduct.  No temporary interruption or failure of such services incident to the making of repairs, alterations, or improvements, or due to accident or strike or conditions or events not under Lessor’s control shall be deemed as an eviction of Lessee or relieve Lessee from any of Lessee’s obligations hereunder.

In the event of any lack of attention on the part of Lessor and any dissatisfaction with the service of the Building, or any unreasonable annoyance of any kind, Lessee is requested to make complaints at Lessor’s Building office and not to Lessor’s employees or agents seen within the Building.  Lessee is further requested to remember that Lessor is as anxious as Lessee that a high grade service be maintained, and that the Premises be kept in a state to enable Lessee to transact business with the greatest possible ease and comfort.  The rules and regulations are not made to unnecessarily restrict Lessee, but to enable Lessor to operate the Building to the best advantage of both parties hereto.  To this end Lessor shall have the right to waive from time to time such part or parts of these rules and regulations as in his judgment may not be necessary for the proper maintenance or operation of the Building or consistent with good service, and may from time to time make such further reasonable rules and regulations as in his judgment may be needed for the safety, care and cleanliness of the Premises and the Building and for the preservation of order therein.  Landlord shall not modify the rules and regulations in a manner which will have a material negative impact on Lessee’s rights and benefits under this Lease.

16. SOLICITORS.  Lessor will make an effort to keep solicitors out of the Building, and Lessee will not oppose Lessor in his attempt to accomplish this end.

17. FLOOR PLANS.  The floor plans and specifications for Lessee’s occupancy shall be attached hereto and marked Exhibit A which shall be approved by both Lessor and Lessee, both of whose approval shall not be unreasonably withheld, conditioned or delayed.

18. ASSIGNMENT Without Lessor’s prior consent, Lessee shall be entitled to assign this Lease or sublet all or a portion of the Premises to any related entity, subsidiary or affiliate of Lessee, or any successor entity related to Lessee by merger, consolidation or reorganization, or a purchaser of all or substantially all of Lessee’s assets without the consent of Lessor (each a “Permitted Transfer”).  Any other assignment or subletting shall be with Lessor’s consent, which shall not be unreasonably withheld, conditioned or delayed.  If Lessee proposes to sublease any portion of the Premises for the remainder of the term of this lease, then Lessor shall have the right to recapture (the “Recapture Right”) such space in order to accommodate the expansion needs of other tenants of Lessor.  The Recapture Right shall not apply to any Permitted Transfer.  If Lessor exercises its Recapture Right, this Lease shall be deemed terminated as to the portion of the Premises covered by the Recapture Right so exercised and Lessee shall have no further obligations hereunder with respect to such portion of the Premises.  Lessor shall deliver approval to Lessee within ten (10) days of Lessee’s request to sublease or assign.  The Recapture Right also must be exercised by Lessor within such 10 day period.

19. OPERATING SERVICES AND REAL ESTATE TAXES.  The annual base rental rate per rentable square foot in Paragraph 3 includes Lessee’s proportionate share of Operating Services and Real Estate Taxes for the first twelve months of the Lease Term (“Base Year Costs”).  Only actual increases from these Base Year Costs, if any, will be passed on to Lessee on a proportionate basis.

19.1 Definitions.

A. Base Year.  For computing the Base Year Costs, the base year shall be the calendar year stated herein or if a specific calendar year is not stated herein then the base year shall be the calendar year in which the Lease Term commences.  The base year shall be the calendar year 2010.

B. Comparison Year.  The Comparison Year(s) shall be the calendar year(s) subsequent to the base year.

C. Operating Services.  “Operating Services” include, but are not limited to, the charges incurred by Lessor for:  Building operation salaries, benefits, management fee (currently 5%) of gross income for the Building, insurance, electricity, janitorial, supplies, telephone, HVAC, repair and maintenance, window washing, water and sewer, security, landscaping, disposal, elevator, and any other service or supplies reasonably necessary to the use and operation of the Premises.   Operating Services shall also include the amortization cost of capital investment items and of the installation thereof, which are primarily for the purpose of safety, saving energy or reducing operating costs, or which may be required by governmental laws, rules, orders or regulations adopted after the Effective Date, (all such costs shall be amortized over the reasonable life of the capital investment item, with the reasonable life and amortization schedule being determined in accordance with generally accepted accounting principles).  Notwithstanding anything to the contrary contained herein, Operating Services shall not include any of the following:

(i) real estate taxes

(ii) legal fees, auditing fees, brokerage commissions, advertising costs, or other related expenses incurred by Lessor in an effort to generate rental income;

(iii) repairs, alterations, additions, improvements, or replacements made to rectify or correct any defect in the original design, materials or workmanship of the Building or common areas (but not including repairs, alterations, additions, improvements or replacements made as a result of ordinary wear and tear);

(iv) damage, repairs and replacements attributable to fire or other casualty;

(v) damage and repairs necessitated by the negligence or willful misconduct of Lessor, Lessor’s employees, contractors, agents, tenants or their licensees or invitees;

(vi) executive salaries to the extent that such services are not in connection with the management, operation, repair or maintenance of the Building;

(vii) Lessor’s general overhead expenses not specifically related to the Building, Lessor’s charitable contributions, Lessor’s political contributions, art work, art installations or art insurance;

(viii) legal fees, accountant’s fees and other expenses incurred in connection with disputes with tenants or other occupants of the Building or associated with the enforcement of the terms of any leases with tenants or the defense of Lessor’s title to or interest in the Building or any part thereof unless the outcome is to the financial benefit of all tenants;

(ix) costs (including permit, license and inspection fees) incurred in renovating or otherwise improving, decorating, painting or altering (1) vacant space (excluding common areas) in the Building or (2) space for tenants or other occupants in the Building and costs incurred in supplying any item or service to less than all of the tenants in the Building;

(x) costs incurred due to a violation by Lessor or any other tenant of the Building of the terms and conditions of a lease or building rules and regulations;

(xi) cost of any specific service provided to Lessee or other occupants of the Building for which Lessor is reimbursed (but not including Operating Services and Real Estate Tax increases above Base Year Costs to the extent reimbursed Lessor) or any other expense for which Lessor is or will be reimbursed by another source (i.e., expenses covered by insurance or warranties);

(xii) costs and expenses which would be capitalized under generally accepted accounting principles, with the exception of the capital investment items specified hereinabove;

(xiii) Building management fees in excess of the management fees specified hereinabove;

(xiv) cost incurred with owning and/or operating the parking lot(s) serving the Building by independent parking operator(s) and the cost of parking lot personnel;

(xv) fees paid to Lessor or any affiliate of Lessor for goods or services in excess of the fees that would typically be charged by unrelated, independent persons or entities for similar goods and services;

(xvi) rent called for under any ground lease or master lease;

(xvii) principal and/or interest payments called for under any debt secured by a mortgage or deed of trust on the Building;

(xviii) governmental license or permit fees associated with the sky-bridge between the 3131 Elliott Avenue Building and the 3101 Western Avenue Building;

(xix) any expenses that are not actual and necessary, are not out-of-pocket, are not competitive, or are not directly attributable to the operation, maintenance, management and repair of the Premises or the Building;

(xx) depreciation of the Building;

(xxi) amounts paid to subsidiaries or affiliates of Lessor for management or other services on or to the Premises or the Building or for supplies or other materials, to the extent that the cost of the services, supplies or materials exceed the competitive cost of such services, supplies or materials not provided by a subsidiary or affiliate;

(xxii) items and services for which Lessee reimburses Lessor or pays third parties or that Lessor provides selectively to one or more tenants of the Building other than Lessee without reimbursement;

(xxiii) advertising and promotional expenditures;

(xxiv) any cost, fines or penalties incurred because Lessor violated any applicable law;

(xxv) costs incurred to test, survey, clean up, contain, mitigate, remove or otherwise remedy hazardous materials or asbestos-containing materials on or from the Building unless the waste or asbestos-containing materials were in the Building solely because of Lessee’s negligence or intentional acts;

(xxvi) costs incurred in connection with the sale or change of ownership of the Building, including brokerage commissions, attorneys’ fees, accountants’ fees, closing costs, title insurance premiums, transfer taxes and interest charges;

(xxvii) cost of utilities directly metered to tenants (including Lessee) of the Building and payable separately by such tenants;

(xxviii) increase in insurance premiums caused by Landlord’s or any tenant’s hazardous acts (other than those of Lessee);

(xxix) other expenses that under generally accepted accounting principles consistently applied would not be considered normal maintenance, repair, management or operating expenses; and

(xxx) expenditures by Landlord in order to comply with the requirements of Paragraphs 37, 38, 39, 40 and 45 in this Lease.

Operating Services shall be adjusted for the Base Year and all Comparison Year(s) to reflect the greater of actual occupancy or 95% occupancy.

D. Real Estate Taxes.  Real Estate Taxes shall be the taxes paid by Lessor in the base year and each respective Comparison Year.  Real Estate Taxes shall be a separate category and shall be treated as such.

E. Proportionate Basis.  Lessee’s share of Base Year and Comparison Year(s) Costs shall be a fraction, the numerator of which shall be the number of rentable square feet contained in the leased Premises (see Paragraph 1) and the denominator of which shall be the number of rentable square feet in the Building in which the leased Premises are located (187,075/RSF).

19.2 Computation of Adjustments to Base Year Costs.

Any adjustment to Base Year Costs will commence to occur in Month 13 of the Lease Term with subsequent adjustments commencing every twelve months of the Lease Term or in Months 25, 37, 49, etc. as appropriate under the Lease Term.  Lessee shall be responsible for any increase between Lessee‘s proportionate share of Base Year Costs and Lessee’s proportionate share of each respective Comparison Year(s) Costs.  The increase shall be the net increase of all allowable expenses.  These costs shall be initially calculated based on estimated (projected) costs with reconciliation to actual costs when annual audited numbers are completed.  For the purpose of calculating projected increases to Base Year Costs, Lessor shall review historical data to predict if any estimated net increases would be anticipated in a Comparison Year(s).  If they are, then commencing in Month 13 and/or every twelve month period thereafter, Lessor will assess a monthly charge to be paid together with monthly base rent.  Once actual cost data for Comparison Year(s) Real Estate Taxes and Operating Services for the entire Building is formulated in accordance with generally accepted accounting principles and adjusted to the greater of actual occupancy or 95% occupancy, then Lessee’s estimated pass-through costs shall be corrected with Lessee or Lessor, as appropriate, reimbursing the other for the difference between the estimated and actual costs, at that time in a lump sum payment.  Lessor’s annual expense reconciliation, correction and invoicing therefore shall be completed on or before June 30 each year.

Upon termination of this Lease, the amount of any corrected amount between estimated and actual costs with respect to the final Comparison Year shall survive the termination of the

Lease and shall be paid to Lessee or Lessor as appropriate within thirty (30) days after final reconciliation.

Computation of or adjustment to Operating Services and/or Real Estate Taxes pursuant to this paragraph or to rent pursuant to Paragraph 3 shall be computed based on a three hundred sixty-five (365) day year.

For an example, see Exhibit B attached hereto.

Notwithstanding the other provisions of this Lease, the pass-through of any increase in Lessee’s proportionate share of Operating Services as described in Paragraph 19 shall not exceed five percent (5%) per year on a cumulative basis.  Real Estate Taxes, Insurance and Utility expenses are not subject to the five percent (5%) cap and shall be passed through based on the actual amounts paid.  Lessee and its authorized representatives shall have the right, at Lessee’s cost and on no less than ten (10) business days’ prior written notice to Lessor and during Lessor’s normal business hours, to audit Lessor’s records regarding Operating Services and Real Estate Taxes.  If it is determined that Lessor has overcharged Lessee in any year for Operating Expenses and/or Real Estate Taxes, Lessor shall apply the overpayment to the next rent coming due (or refund to Lessee if at the end of the Lease Term).  If it is determined through Lessor’s audit that Lessor has overcharged Lessee in any year for Operating Expenses and/or Real Estate Taxes by more than 5%, the cost of Lessee’s audit shall be reimbursed to Lessee by Lessor.

20. ADDITIONAL TAXES OR ASSESSMENTS.  Should there presently be in effect or should there be enacted during the term of this Lease, any law, statute or ordinance levying any assessments or any tax upon the leased Premises other than federal or state income or business and occupation taxes, Lessee shall reimburse Lessor for Lessee’s proportionate share of said expenses at the same time as rental payments.

21. LATE PAYMENTS.  Any payment, required to be made pursuant to this Lease, not made on the date the same is due shall bear interest at a rate equal to three percent (3%) above the prime rate of interest charged from time to time by Bank of America, or its successor.

In addition to any interest charged herein, a late charge of five percent (5%) of the payment amount shall be incurred for payments received more than five (5) business days late.

22. RISK.  All personal property of any kind or description whatsoever in the demised Premises shall be at Lessee’s sole risk.  Lessor shall not be liable for any damage done to or loss of such personal property or damage or loss suffered by the business or occupation of the Lessee arising from any acts or neglect of co-tenants or other occupants of the Building, or of Lessor or the employees of Lessor, or of any other persons, or from bursting, overflowing or leaking of water, sewer or steam pipes, or from the heating or plumbing or sprinkler fixtures, or from electric wires, or from gas, or odors, or caused in any other manner whatsoever except in the case of negligence on the part of Lessor.  Lessee shall keep in force throughout the term of this Lease such casualty, general liability and business interruption insurance as a prudent tenant occupying and using the Premises would keep in force.

23. INDEMNIFICATION.  Each party will defend, indemnify and hold harmless the other party from any claim, liability or suit including reasonable attorney’s fees on behalf of any person, persons, corporations and/or firm for any injuries or damages occurring in or about the Premises, or on or about the sidewalk, stairs, or thoroughfares adjacent thereto or in any common areas of the Building where said damages or injury was caused by the negligence, willful misconduct or intentional act of the indemnifying party, its agents, employees, servants, customers, tenants or clients.

24. WAIVER OF SUBROGATION.  Lessee and Lessor do hereby release and relieve the other, and waive their entire claim of recovery for loss, damage, injury, and all liability of every kind and nature which may arise out of, or be incident to, all risk perils, in, on, or about the Premises herein described, whether due to negligence of either of said parties, their agents, or employees, or otherwise, but only if such loss, damage or liability is covered by such party’s insurance benefiting the party suffering such loss or damage or was required to be covered by insurance under terms of this Lease.  Each party shall cause each insurance policy obtained by it to contain the waiver of subrogation clause.  All insurance policies against loss or damage to property and business interruption or rent loss shall be endorsed to provide that any release from liability of, or waiver of claim for recovery from, another person entered into in writing by the insured thereunder prior to any loss or damage shall not affect the validity of such policy or the right of the insured to recover thereunder.  Such policies shall also provide that the insurer waives all rights of subrogation that such insurer might have against such other person.  Lessor and the Lessee hereby waive all claims for recovery from or against the other for any loss or damage to any of its property or damages as a result of business interruption or rent loss insured under a valid policy to the extent of any recovery collectible under such policies.

25. SUBORDINATION.  Lessee recognizes that Lessor may have heretofore encumbered or may hereafter encumber the Building or any interest therein with a mortgage or deed of trust.  Any such mortgage or deed of trust is herein called a “Mortgage” and the holder of any mortgage, beneficiary of a deed of trust whose principal businesses include the making of loans secured by real estate is herein called a “Mortgagee”.  This Lease and all interest and estate of Lessee hereunder is subject to and is hereby subordinated to all present and future Mortgages affecting the Premises or the property of which said Premises are a part.  Lessee agrees to execute at no expense to the Lessor, any commercially reasonable instrument which may be deemed necessary or desirable by the Lessor to further effect the subordination of this Lease to any such Mortgage.  In the event of a sale or assignment of Lessor’s interest in the Premises, or in the event of any proceedings brought for the foreclosure of, or in the event of exercise of the power of sale under any mortgage or deed of trust made by Lessor covering the Premises, Lessee shall attorn to the purchaser and recognize such purchaser as Lessor, provided that such successor recognizes and assumes the Lessor’s duties and obligations under this Lease.  Lessee agrees to execute, at no expense to Lessor, any commercially reasonable estoppel certificate deemed necessary or desirable by Lessor to further effect the provisions of this paragraph.  Within ten (10) days after the Effective Date, Lessor shall deliver to the Lessee a commercially reasonable recordable non-disturbance agreement from each existing Mortgagee, in the form required by Mortgagee.  With respect to any future Mortgage, if requested by Lessor the Lessee will subordinate its interest in this Lease to the Mortgage, and to all advances made thereunder and to the interest thereon, and to all renewals, replacements, supplements, amendments, modifications and extensions thereof, provided that the Lessee receives an agreement from such Mortgagee in the Mortgagee’s form with the ability for Lessee to reasonably modify, agreeing (a) that this Lease (including any options to renew the Lease and to expand the Premises) and the Lessee’s quiet enjoyment of the Premises as provided herein shall not be disturbed so long as there exists no uncured Default by the Lessee hereunder as to which all times to cure shall have expired, (b) the payment or disposition of proceeds of fire and extended coverage and property damage insurance, and of any condemnation award, shall be made and applied as provided for in this Lease and (c) unless required by applicable law, the Lessee shall not be named or joined as a defendant in any exercise of the Mortgagee’s remedies against Lessor.

26. CASUALTY, In the event the leased Premises or the said Building is destroyed or injured by fire, earthquake or other casualty to the extent that they are untenantable in whole or in part, then Lessor may, at Lessor’s option, proceed with reasonable diligence to rebuild and restore the said Premises or such part thereof as may be injured as aforesaid, provided that within sixty (60) days after such destruction or injury Lessor will notify Lessee of Lessor’s intention to do so, and during the period of such destruction, rebuilding and restoration the rent shall be abated on the portion of the Premises that is unfit for occupancy.  During any period of abatement of rent due to casualty or destruction of the Premises, Lessor shall use its best efforts to locate comparable space for Lessee at the fair market rate not to exceed Lessee’s rental rate hereunder.  Lessor shall not be liable for any consequential damages by reason of inability, after use of its best efforts, to locate alternative space comparable to the premises leased hereunder.  If, after an event of casualty or destruction, Lessee determines that the Premises and the Building will not be restored within 180 days, Lessee shall have the right to terminate this Lease by giving Lessor at least sixty (60) days written notice of termination.

27. INSOLVENCY.  If Lessee becomes insolvent, or makes an assignment for the benefit of creditors, or a receiver is appointed for the business or property of Lessee (and not dismissed within 60 days), or a petition is filed in a court of competent jurisdiction to have Lessee adjudged bankrupt (and not dismissed within 60 days), then Lessor may at Lessor’s option terminate this Lease.  Said termination shall reserve unto Lessor all of the rights and remedies available under Paragraph 28 (“Default”) hereof, and Lessor may accept rents from such assignee or receiver without waiving or forfeiting said right of termination.  As an alternative to exercising its right to terminate this Lease, Lessor may require Lessee to provide adequate assurances, including the posting of a cash bond, of Lessee’s ability to perform its obligations under this Lease.

28. DEFAULT.  If this Lease is terminated in accordance with any of the terms herein (with the exception of Paragraph 27), or if Lessee vacates or abandons the Premises (meaning abandonment for a period of at least 30 consecutive days) or if Lessee shall fail at any time to keep or perform any of the monetary covenants or conditions of this Lease, i.e. specifically the covenant for the payment of monthly rent, within five (5) business days after notice from Lessor, or if Lessee shall fail at any time to keep or perform any of the non-monetary covenants or conditions of this Lease, within thirty (30) days after such notice from Lessor (or longer if Lessee commences to cure within said thirty (30) day period but the default cannot reasonably be cured in thirty (30) days) then, and in any of such events, Lessor may with or without notice or demand, at Lessor’s option, and without being deemed guilty of trespass and/or without prejudicing any remedy or remedies which might otherwise be used by Lessor for arrearages or preceding breach of covenant or condition of this Lease, enter into and repossess said Premises and expel the Lessee and all those claiming under Lessee.  In such event Lessor may eject and remove from said Premises all goods and effects.  This Lease if not otherwise terminated may immediately be declared by Lessor as terminated.  The termination of this Lease pursuant to this Article shall not relieve Lessee of its obligations to make the payments required herein.  In the event this Lease is terminated pursuant to this Article, or if Lessor enters the Premises without terminating this Lease and Lessor relets all or a portion of the Premises, Lessee shall be liable to Lessor for all the costs of reletting, including necessary renovation and alteration of the leased Premises, provided that such reletting costs payable by Lessee shall be prorated based on the remaining Term of this Lease and the Term of the replacement lease.  Lessee shall remain liable for all unpaid rental which has been earned plus late payment charges pursuant to Paragraph 21 and for the remainder of the term of this Lease for any deficiency between the net amounts received following reletting and the gross amounts due from Lessee, or if Lessor elects, Lessee shall be immediately liable for the present value of all rent and additional rent (Paragraph 19) that would be owing to the end of the term, less any rental loss Lessee proves could be reasonably avoided, which amount shall be discounted by the discount rate of the Federal Reserve Bank, situated nearest to the Premises, plus one percent (1%).  Waiver by the Lessor of any default, monetary or non-monetary, under this Lease shall not be deemed a waiver of any future default under the Lease.  Acceptance of rent by Lessor after a default shall not be deemed a waiver of any defaults (except the default pertaining to the particular payment accepted) and shall not act as a waiver of the right of Lessor to terminate this Lease as a result of such defaults by an unlawful detainer action or otherwise.  Lessor shall have an obligation to mitigate any damages Lessor may incur as a result of a default by Lessee hereunder.

29. BINDING EFFECT.  The parties hereto further agree with each other that each of the provisions of this Lease shall extend to and shall, as the case may require, bind and inure to the benefit, not only of Lessor and Lessee, but also of their respective heirs, legal representatives, successors and assigns, subject, however, to the provisions of Paragraph 18 of this Lease.

It is also understood and agreed that the terms “Lessor” and “Lessee” and verbs and pronouns in the singular number are uniformly used throughout this Lease regardless of gender, number or fact of incorporation of the parties hereto.  The typewritten riders or supplemental provisions, if any, attached or added hereto are made a part of this Lease by reference.  It is further mutually agreed that no waiver by Lessor of a breach by Lessee of any covenant or condition of this Lease shall be construed to be a waiver of any subsequent breach of the same or any other covenant or condition.

30. HOLDING OVER.  If Lessee holds possession of the Premises after term of this Lease, Lessee shall be deemed to be a month-to-month tenant upon the same terms and conditions as contained herein, except rent which shall be revised to reflect the then current market rate which shall in no event exceed 125% of the monthly rent due during the final month of the Lease, unless otherwise agreed in writing by Lessor and Lessee.  During such month-to-month tenancy, Lessee acknowledges Lessor will be attempting to relet the Premises.  Lessee agrees to cooperate with Lessor and Lessee further acknowledges Lessor’s statutory right to terminate the Lease with proper notice.

31. ATTORNEY’S FEES.  If any legal action is commenced to enforce any provision of this Lease, the prevailing party shall be entitled to an award of reasonable attorney’s fees and disbursements.

32. NO REPRESENTATIONS.  The Lessor has made no representations or promises except as contained herein or in some future writings signed by Lessor.

33. QUIET ENJOYMENT.  So long as Lessee pays the rent and performs the covenants contained in this Lease, Lessee shall hold and enjoy the Premises peaceably and quietly, subject to the provisions of this Lease.

34. RECORDATION.  Lessee shall not record this Lease without the prior written consent of Lessor, whose consent shall not be unreasonably withheld, conditioned or delayed.  However, at the request of Lessor or Lessee, both parties shall execute a memorandum or “short form” of this Lease for the purpose of recordation in a form customarily used for such purpose.  Said memorandum or short form of this Lease shall describe the parties, the Premises and the Lease Term, and shall incorporate this Lease by reference.

35. MUTUAL PREPARATION OF LEASE.  It is acknowledged and agreed that this Lease was prepared mutually by both parties.  In the event of ambiguity, it is agreed by both parties that it shall not be construed against either party as the drafter of this Lease.

36. GOVERNING LAW.  This Lease shall be governed by, construed and enforced in accordance with the laws of the State of Washington.

37. TENANT IMPROVEMENT ALLOWANCE.  The Premises will be completed in accordance with mutually agreed upon working drawings prepared by a licensed architect selected by Lessee, and by a licensed general contractor selected by Lessee and reasonably acceptable to Lessor.   Lessee will be provided an allowance of $10.00 per rentable square foot of the entire Premises ($766,900).  The allowance shall be used during the Term for space planning, construction documents, permits and tenant improvements, including demolition, new partitions, ceiling, lighting, cabinetry, paint, carpet, cabling, HVAC and other construction costs and taxes but may not be used for office furniture or equipment.  The cost of any tenant improvements in excess of this allowance shall be paid for by Lessee.  Any unused amounts in the tenant improvement allowance will not be credited to Lessee.  Lessor shall reimburse Lessee for such costs within sixty (60) days following receipt of Lessee’s invoice.  If Lessor fails to pay such costs within such 60-day period, Lessee, at its option, may credit the unpaid amount against the rent next coming due under this Lease.  The allowance will be made available to Lessee in accordance with the terms of this Section 37 at any time following the full execution of this Lease.

38. LESSOR’S WORK.  Lessor agrees not to charge Lessee for plans review or construction management.  Lessor also agrees, at Lessor’s cost, to make upgrades to the Building main lobby area and elevator cabs.  All such work shall be done in accordance with mutually approved designs and drawings consistent with the preliminary standards outlined in Exhibit D.  Lessor and Lessee agree to develop detailed and mutually agreed plans for such work within thirty (30) days after the Effective Date and Lessor agrees to complete such work in accordance with the detailed plans within 180 days after the Effective Date.  Lessor further agrees at its sole cost to renovate the “commuter” showers on the 5th floor and the restrooms on the 2nd, 4th, 5th, and 6th floors, in accordance with mutually approved building standard finishes.  Lessor also agrees, at its sole cost and expense, to ensure that the existing building surveillance and security systems are and shall be maintained in proper working order.

39. REFURBISHMENT ALLOWANCE.  Lessee shall be provided an allowance of $613,520 from and after the commencement of the seventh (7th) year of the Lease Term and an allowance of $613,520 from and after the commencement of the twelfth (12th) year of the Lease Term.  The allowance may be used on any space leased by Lessee within the building for design, carpet, flooring, paint and other improvements to refurbish the offices but may not include office furniture or equipment.  Any costs in excess of such allowance shall be paid for by Lessee and any unused amounts will not be credited to Lessee.  Lessor shall reimburse Lessee for its actual costs within sixty (60) days following receipt of Lessee’s invoices or credit Lessee’s rental account accordingly.  If Lessor fails to pay such costs within such 60-day period, Lessee, at its option, may credit the unpaid amount against the rent next coming due under this Lease.

40. SPACE POCKET.  Lessee shall have the option to designate up to 19,380 rentable square feet as a Space Pocket.  The pocketed area may comprise space located in various areas throughout the Premises.  Lessee shall not be required to pay rent on the space pocketed areas so long as the space remains “unoccupied”.  Each pocket  space shall be considered “unoccupied”even though Lessee may furnish such area for future office use.  “Occupancy” shall mean the date on which Lessee first has an employee working in that area as a regular office worker.  Once a space becomes unpocketed, it may not thereafter be repocketed.  Lessee may utilize a pocketed area as dead storage and shall be charged the annual dead storage rate of $15.00 per square foot.  In any event, however, 6,460 rentable square feet shall be incorporated into rentable area January 1, 2011, 6,460 rentable square feet shall be incorporated into rentable area January 1, 2012, and the remaining 6,460 rentable square feet shall be incorporated into rentable area January 1, 2013, or upon the actual use thereof for normal office operations if sooner.

41. RIGHT OF FIRST REFUSAL.  From and after the full execution of this Lease, Lessee shall have a Right of First Refusal to lease any available space in the Emeritus Building as additional Premises under this Lease.  If Lessor receives a written offer (the “Offer”) to lease any such space, Lessor will notify Lessee accordingly and Lessee shall have fifteen (15) business days from receipt of said notice to notify Lessor in writing that Lessee elects to lease this space at Fair Market Rent (as defined in Paragraph 48 and determined in accordance with Paragraph 50) or decline its right to lease said space.

42. RIGHT OF FIRST OPPORTUNITY, Lessee shall have a Right of First Opportunity to lease any available space in the Emeritus Building as additional Premises under this Lease.  If any space becomes available, Lessor shall notify Lessee accordingly and Lessee will have fifteen (15) business days from receipt of Lessor’s notice to respond.  Rent for any such space leased by Lessee shall be at Fair Market Rent.

43. TERMINATION OPTION.  If Lessor is unable to accommodate Lessee’s expansion needs in either the Emeritus Building at 3131 Elliott Avenue or the 3101 Western Avenue Building with space reasonably acceptable to Lessee then Lessee shall have the option to cancel and terminate this Lease, without penalty, upon the expiration of the sixth (6th) year of the Lease Term and again upon the expiration of the tenth (10th) year by giving Lessor twelve (12) months prior written notice of its election to do so.  If Lessee expands into the 3101 Western Avenue Building and the sky-bridge connecting the 3131 Elliott Avenue Building and the 3101 Western Avenue Building is removed or otherwise unusable, while Lessee occupies space within the two buildings, Lessee shall have the option to cancel and terminate this Lease without penalty by giving Lessor a minimum of twelve (12) months prior written notice of its election to do so.

44. PARKING.  Lessee shall be provided parking inside the Building garage at the ratio of one stall per 1,000 RSF for Lessee’s use 24 hours per day, 7 days per week.  The above parking shall be at market rate plus applicable taxes, provided however that the cost of all such parking shall not increase by more than 5% per year, on a cumulative basis.  The market rate for parking inside the Building as of the Effective Date is $210.30 including taxes per month.  Lessee shall also be provided parking within a three block radius of the Building also at the ratio of one stall per 1,000 RSF, at the market rate for such off-site parking.  The market rate for offsite parking as of the Effective Date is $75 including taxes per month.  Lessee may elect, at its option, to use less than the full number of parking spaces allocated to Lessee pursuant to this Section 44, in which case Lessee shall only be obligated to pay for the parking spaces actually utilized by Lessee.  If Lessee elects to use less than all of the parking spaces allocated to it, Lessee from time to time thereafter, with thirty (30) days prior notice to Lessor, may increase the number of parking spaces it is using (up to the maximum number provided for above).  It is further agreed should Lessor ever valet park cars inside the Building garage, Lessor agrees that it shall be done in such a manner that no Emeritus employee cars will be blocked.

45. BICYCLE STORAGE.  Lessor shall, at Lessor’s sole cost and expense, provide a secured, card reader accessible, enclosed area for Lessee’s employees’ bicycle storage.  All such bicycle storage shall be rent free.

46. ROOFTOP INSTALLATION, Lessee shall be allowed to install satellite dishes, antennae and other communications equipment on the roof of the Building for its own use in locations reasonably acceptable to Lessor.  The cost of installation, the equipment and maintenance thereof shall be at Lessee’s cost, but without the payment of additional rent.

47. GENERATOR.  Lessee shall have the right to install a backup generator in the Building garage area or another mutually agreed upon location in or adjacent to the Building.  Lessee shall pay additional rent for any space so utilized based upon the number of parking stalls or the area so utilized.  The cost of such equipment and the installation and maintenance thereof shall be Lessee’s expense.

48. OPTION TO RENEW.  Provided that Lessee is not in default under any terms and conditions of this Lease beyond all applicable grace and/or cure periods at the time of exercise, Lessee shall have the option to renew this Lease for two (2) additional periods of five (5) years each (the “Renewal Options”) by giving Lessor not less than nine (9) months notice prior to the last day of the then current Lease Term.  If Lessee exercises the Renewal Option, the rent, parking and storage rates for the option periods shall be equal to “Fair Market Rent”, which for purposes of this Lease, means the then prevailing market rent per square foot payable in arms length transactions by tenants with financial strength comparable to Lessee, taking into consideration rent concessions, tenant improvement allowances and other economic concessions and incentives, for space comparable in size and condition to the Premises, in buildings comparable in quality, condition and location to the Building.

49. REAL ESTATE COMMISSION.  Lessor and Lessee hereby acknowledge that CB Richard Ellis represented Lessee in this transaction.  Lessor agrees to pay a real estate commission to CB Richard Ellis equivalent to $1.00 per rentable square foot  per year based on a ten (10) year Lease Term, payable within thirty (30) days of lease commencement.  If not paid by Lessor when due, at Lessee’s option the commission amount may be paid directly by Lessee and the amount so paid shall be credited against the rent then payable by Lessee.

50. ARBITRATION.  Lessor and Lessee shall use their best efforts to negotiate Fair Market Rent within fifteen (15) business days after exercise by Lessee of its options or elections under Paragraphs 41, 42 and 48 of this Lease.  If Lessor and Lessee cannot agree on the Fair Market Rent, the determination of Fair Market Rent shall be resolved by arbitration (“Arbitration”), in accordance with the following procedure.  Lessor and Lessee shall mutually agree to appoint one (1) arbitrator, who shall be appointed within thirty (30) days after exercise by Lessee of its option to extend or expand.  Failing such agreement, either Lessor or Lessee shall have the right to petition for the appointment of the arbitrator by the Presiding Judge of the Superior Court of King County.  Any arbitrator so appointed shall be either a licensed real estate broker, or “MAI” appraiser, with at least ten (10) current years’ working experience in the leasing or appraisal of office space in the CBD.  Within ten (10) business days after the appointment of the arbitrator, Lessee and Lessor shall each submit to the arbitrator (and one another) their written opinion regarding Fair Market Rent, which opinion may include such supporting written data or documentation each party deems appropriate.  In the event a party fails to submit its written opinion to the arbitrator (and other party) within said ten (10) business day period, such party shall have waived its right to submit an opinion and the arbitrator shall select the single submitted opinion as its determination of Fair Market Rent.  The arbitrator shall have no right to permit a party to submit its opinion of Fair Market Rent after the end of such period of ten (10) business days.  Within ten (10) business days after the arbitrator’s receipt of the last such opinion, the arbitrator shall decide which of the two opinions (except as otherwise provided above) most accurately reflects Fair Market Rent.  There shall be no hearing or other oral presentation to the arbitrator.  Such selected opinion shall be the Fair Market Rent for purposes of this Section 51 and the selection by the arbitrator shall be final and binding upon the parties.  The arbitrator must select one of the two alternative opinions (except as otherwise provided above) and may not select any other alternatives.  The cost of the arbitrator shall be split equally between Lessor and Lessee.  If for any reason the determination of Fair Market Rent has not been completed prior to the commencement of the applicable renewal period or expansion date, Lessee shall pay as monthly rent the Base Rent per square foot then being paid by Lessee pursuant to this Lease, and if the Fair Market Rent is thereafter fixed or readjusted to a different amount by the arbitrator or agreement of the parties as provided above, such new Fair Market Rent shall take effect retroactively back to the commencement of the applicable renewal period or to the expansion date, as applicable, and Lessee and Lessor as the case may be, shall immediately pay to the other that sum which is accrued and underpaid or overpaid as a result of such retroactive application.

51. HAZARDOUS MATERIAL.  Lessor represents to Lessee that to the best of Lessor’s actual knowledge, the Building does not, as of the date of this Lease, contain any asbestos-containing building material in violation of the legal limitations imposed by applicable law.

52. LESSOR’S BUILDING AND LIABILITY INSURANCE.

52.1 Lessor’s Building Insurance.  Lessor shall keep the Building, including all improvements therein, insured against damage and destruction by fire, vandalism and other perils in the amount of the full replacement value thereof, as such value may be prudently redetermined from time to time.  Such insurance shall include extended coverage, agreed amount and other endorsements of the kinds normally required by institutional lenders and that permit insurance proceeds to be used by Lessor for the repair and restoration of the Building and the improvements.

52.2 Liability Insurance.  Lessor shall maintain policies of contractual and comprehensive general liability insurance, including public liability and broad form property damage, with a minimum combined single limit of liability of $5,000,000 for personal injuries or deaths of persons occurring in or about the Building and the Premises, and including non-owned automobile, contractual liability and completed operations endorsements.  The Lessee shall be named as an additional insured on all such policies.  Lessor shall also maintain such workers compensation coverage as a prudent employer would maintain, and such loss of that coverage as a prudent landlord would maintain.

52.3                Lessor shall cause its Commercial General Liability insurer to name Lessee as an additional insured under such insurance to the extent of Lessor’s insurable contractual liability assumed in the “Indemnification” section.  The insurance policy shall contain a severability of interests provision and a provision that the insurance provided to Lessee as additional insured shall be primary to and not contributory with insurance maintained by Lessee.  A certificate of insurance evidencing that the foregoing insurance is in effect shall be delivered to Lessee within ten (10) days after the Effective Date, and shall be kept current throughout the Term of this Lease.  Such certificate shall reflect the status of Lessee as additional insured, and shall provide that the insurer will endeavor to provide advance notice to Lessee in the event of cancellation of the policy.

53. LESSEE’S LIABILITY INSURANCE.  Lessee, at Lessee’s expense, shall purchase and keep in force during the term of this Lease a Commercial General Liability Policy with limits of not less than $5,000,000 for personal injuries or deaths of persons occurring in or about the Building and the Premises, and including non-owned automobile, contractual liability and completed operations endorsements.  Such insurance shall be with responsible insurers acceptable to Lessor (whose acceptance shall not be unreasonably withheld).  Lessee shall cause its Commercial General Liability insurer to name Lessor as an additional insured under such insurance to the extent of Lessee’s insurable contractual liability assumed in the

“Indemnification” section.  The insurance policy shall contain a severability of interests provision and a provision that the insurance provided to Lessor as additional insured shall be primary to and not contributory with insurance maintained by Lessor.  A certificate of insurance evidencing that the foregoing insurance is in effect shall be delivered to Lessor within ten (10) days after the Effective Date, and shall be kept current throughout the Term of this Lease.  Such certificate shall reflect the status of Lessor as additional insured, and shall provide that the insurer will endeavor to provide advance notice to Lessor in the event of cancellation of the policy.

54. ADDITIONAL PROVISIONS.

54.1            Consent or Approval.  Where the approval or consent of Lessor or Lessee is required pursuant to this Lease, such consent or approval will not be unreasonably withheld, delayed or conditioned.

54.1 Limited Alternative Dispute Resolution.  Disputes regarding the enforcement, breach or interpretation of Paragraphs 1, 15, 19, 44, 45, 46, 48 and 49 shall be decided by binding arbitration conducted in Seattle, Washington under the auspices of a single arbitrator at Judicial Dispute Resolution or JAMS.

IN WITNESS WHEREOF, the parties hereof have executed this Lease the day and year first above written.

	Lessor:		Lessee:

	SELIG HOLDINGS COMPANY,		EMERITUS CORPORATION
a Washington limited liability company

	/s/ Martin Selig		/s/ Eric Mendelsohn
By:	Martin Selig	By:	Eric Mendelsohn
Its:	Managing Member	Its:	SVP Corporate Development

EXHIBITS:

Exhibit A – Floor Plans

Exhibit B – Example Computation of Adjustments to Base Year Costs

Exhibit C – Form of Recordable Non-Disturbance Agreement

Exhibit D – Preliminary Standards

  EXHIBIT A

 Floor Plans

EXHIBIT B

Example Computation of Adjustments to Base Year Costs

The intent is to include Lessee’s proportionate share of all Base Year Costs in Lessee’s Annual Base Rental Rate.  It is further the intent to limit adjustments to Lessee’s Base Year Costs to actual increases in cost.  The Operating Services are adjusted to the greater of actual occupancy or 95% occupancy for the base year to fairly establish the Base Year Costs at an equitable standard for comparison purposes.  Comparison Years are similarly adjusted for purposes of fairness and equality.  To prevent any confusion regarding computation of Base Year Costs, Comparison Year Costs and the adjustment of those costs to 95% occupancy, if necessary, we have set forth the following example.  It is important to note that if adjustment to 95% occupancy is necessary, not all Operating Services are adjusted.

Expenses requiring adjustment are those which are 100% dependent upon the change in footage and adjust with the change in occupied footage.  This category includes electricity, water/sewer, superintendent, disposal, management, janitorial supplies, window washing, repair and maintenance, HVAC maintenance, and janitorial labor.

Other expenses do not require adjustment nor are they dependent upon occupied footage change.  These categories are the same whether the Building is empty or full.  They are, insurance, security, elevator, landscaping and telephone.

Real Estate Taxes are dependent upon independent assessment.  Real Estate Taxes are not adjusted to 95%, but are established for each respective year based on the actual tax paid whether for the respective Base Year or each subsequent Comparison Year(s).

Please note the expenses noted below which are and are not adjusted and the adjustment to each expense to achieve 95% occupancy, if necessary.  The method of adjusting expenses depicted in the example will be followed when adjusting actual Operating Service Expenses for both the Base Year and Comparison Year(s).

HYPOTHETICAL FACTS

Building Occupancy	80.00%
Actual Base Year Costs:	$375,000
Grossed Base Year Costs to 95%:	$440,000
Actual Comparison Year Costs: (see below)	$405,440
Grossed Comparison Year Costs to 95%: (see below)	$441,628
Tenant Premises:	10,000 RSF
Building RSF:	125,000 RSF
Tenant Proportionate Basis:	10000 ÷ 125,000 = 8%

EXAMPLE

Description	Actual Expenses	Grossed Expenses	Methodology

Percent Occupied	80.00%	95.00%

Real Estate Taxes	$54,854	$54,854	Actual Cost
Operating Expenses
Insurance	$26,595	$26,595	Actual Cost
Electricity	$69,358	$82,363	Adjusts with occupancy
Water & Sewer	$4,945	$5,872	Adjusts with occupancy
Security	$5,000	$5,000	Actual Cost
Elevator	$7,526	$7,526	Actual Cost
Superintendent	$82,869	$82,869	Actual cost
Landscaping	$2,912	$2,912	Actual Cost
Disposal	$15,502	$18,409	Adjusts with occupancy
Management	$41,680	$49,495	Adjusts with occupancy
Supplies	$4,339	$5,153	Adjusts with occupancy
Window Washing	$1,527	$1,527	Actual Cost

Repairs & Maintenance	$24,333	$24,333	Actual Cost
Telephone	$1,144	$1,144	Actual Cost
HVAC Maintenance	$6,208	$6,208	Actual Cost
Janitorial	$56,648	$67,270	Adjusts with occupancy

TOTALS:	$405,440	$441,628

EXHIBIT C

Form of Recordable Non-Disturbance Agreement

EXHIBIT D

Preliminary Standards

The intent is to include Lessee’s proportionate share of all Base Year Costs in Lessee’s Annual Base Rental Rate.  It is further the intent to limit adjustments to Lessee’s Base Year Costs to actual increases in cost.  The Operating Services are adjusted to the greater of actual occupancy or 95% occupancy for the base year to fairly establish the Base Year Costs at an equitable standard for comparison purposes.  Comparison Years are similarly adjusted for purposes of fairness and equality.  To prevent any confusion regarding computation of Base Year Costs, Comparison Year Costs and the adjustment of those costs to 95% occupancy, if necessary, we have set forth the following example.  It is important to note that if adjustment to 95% occupancy is necessary, not all Operating Services are adjusted.

Expenses requiring adjustment are those which are 100% dependent upon the change in footage and adjust with the change in occupied footage.  This category includes electricity, water/sewer, superintendent, disposal, management, janitorial supplies, window washing, repair and maintenance, HVAC maintenance, and janitorial labor.

Other expenses do not require adjustment nor are they dependent upon occupied footage change.  These categories are the same whether the Building is empty or full.  They are, insurance, security, elevator, landscaping and telephone.

Real Estate Taxes are dependent upon independent assessment.  Real Estate Taxes are not adjusted to 95%, but are established for each respective year based on the actual tax paid whether for the respective Base Year or each subsequent Comparison Year(s).

Please note the expenses noted below which are and are not adjusted and the adjustment to each expense to achieve 95% occupancy, if necessary.  The method of adjusting expenses depicted in the example will be followed when adjusting actual Operating Service Expenses for both the Base Year and Comparison Year(s).